                                  SCHEDULE 13D
                                 (Rule 13d-101)


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    Under the Securities Exchange Act of 1934
                                 Amendment No. 4
                                              ----

                              TransMontaigne, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89393410
--------------------------------------------------------------------------------
                                 (CUSIP Number)

   Thomas R. Denison - First Reserve Corporation, 1801 California St., #4110,
                        Denver, CO 80202, (303) 382-1270
--------------------------------------------------------------------------------
      (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                  April 5, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.     89393410          SCHEDULE 13D             PAGE  2  OF  12  PAGES
--------------------------------------------------------------------------------

   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    First Reserve Corporation
                    I.R.S. No.:  06-1210123
--------------------------------------------------------------------------------

   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------

   3       SEC USE ONLY


--------------------------------------------------------------------------------

   4       SOURCE OF FUNDS*

                    N/A
--------------------------------------------------------------------------------

   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                              [ ]


--------------------------------------------------------------------------------

   6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------

     NUMBER OF           7     SOLE VOTING POWER

      SHARES                   0
                         -------------------------------------------------------
    BENEFICIALLY
                         8     SHARED VOTING POWER
      OWNED BY
                               11,123,469
       EACH              -------------------------------------------------------

     REPORTING           9     SOLE DISPOSITIVE POWER

      PERSON                   0
                         -------------------------------------------------------
       WITH
                         10    SHARED DISPOSITIVE POWER

                               11,123,469
--------------------------------------------------------------------------------

  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,123,469
--------------------------------------------------------------------------------

  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                        [ ]


--------------------------------------------------------------------------------

  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           28.7%
--------------------------------------------------------------------------------

  14       TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO.     89393410          SCHEDULE 13D             PAGE  3  OF  12  PAGES
--------------------------------------------------------------------------------

   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    First Reserve Fund VI, Limited Partnership
                    I.R.S. No.:  06-1334650
--------------------------------------------------------------------------------

   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------

   3       SEC USE ONLY


--------------------------------------------------------------------------------

   4       SOURCE OF FUNDS*

                    N/A
--------------------------------------------------------------------------------

   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                              [ ]


--------------------------------------------------------------------------------

   6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------

     NUMBER OF           7     SOLE VOTING POWER

      SHARES                   0
                         -------------------------------------------------------
    BENEFICIALLY
                         8     SHARED VOTING POWER
      OWNED BY
                               4,130,473
        EACH             -------------------------------------------------------

     REPORTING           9     SOLE DISPOSITIVE POWER

       PERSON                  0
                         -------------------------------------------------------
        WITH
                         10    SHARED DISPOSITIVE POWER

                               4,130,473
--------------------------------------------------------------------------------

  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,130,473
--------------------------------------------------------------------------------

  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                        [ ]


--------------------------------------------------------------------------------

  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           13.0%
--------------------------------------------------------------------------------

  14       TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO.     89393410          SCHEDULE 13D             PAGE  4  OF  12  PAGES
--------------------------------------------------------------------------------

   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    First Reserve Fund VII, Limited Partnership
                    I.R.S. No.:  06-1457408
--------------------------------------------------------------------------------

   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------

   3       SEC USE ONLY


--------------------------------------------------------------------------------

   4       SOURCE OF FUNDS*

                    N/A
--------------------------------------------------------------------------------

   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                              [ ]


--------------------------------------------------------------------------------

   6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------

     NUMBER OF           7     SOLE VOTING POWER

      SHARES                   0
                         -------------------------------------------------------
    BENEFICIALLY
                         8     SHARED VOTING POWER
      OWNED BY
                               2,689,583
        EACH             -------------------------------------------------------

     REPORTING           9     SOLE DISPOSITIVE POWER

       PERSON                  0
                         -------------------------------------------------------
        WITH
                         10    SHARED DISPOSITIVE POWER

                               2,689,583
--------------------------------------------------------------------------------

  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,689,583
--------------------------------------------------------------------------------

  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                        [ ]


--------------------------------------------------------------------------------

  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           7.8%
--------------------------------------------------------------------------------

  14       TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO.     89393410          SCHEDULE 13D             PAGE  5  OF  12  PAGES
--------------------------------------------------------------------------------

   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    First Reserve Fund VIII, L.P.
                    I.R.S. No.:  06-1507364
--------------------------------------------------------------------------------

   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------

   3       SEC USE ONLY


--------------------------------------------------------------------------------

   4       SOURCE OF FUNDS*

                    N/A
--------------------------------------------------------------------------------

   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                              [ ]


--------------------------------------------------------------------------------

   6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------

     NUMBER OF           7     SOLE VOTING POWER

      SHARES                   0
                         -------------------------------------------------------
    BENEFICIALLY
                         8     SHARED VOTING POWER
      OWNED BY
                               4,303,413
       EACH              -------------------------------------------------------

     REPORTING           9     SOLE DISPOSITIVE POWER

      PERSON                   0
                         -------------------------------------------------------
       WITH
                         10    SHARED DISPOSITIVE POWER

                               4,303,413
--------------------------------------------------------------------------------

  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,303,413
--------------------------------------------------------------------------------

  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                        [ ]


--------------------------------------------------------------------------------

  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           11.9%
--------------------------------------------------------------------------------

  14       TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO.     89393410          SCHEDULE 13D             PAGE  6  OF  12  PAGES
--------------------------------------------------------------------------------

   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    First Reserve GP VII, L.P.
                    I.R.S. No.:  06-1520256
--------------------------------------------------------------------------------

   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------

   3       SEC USE ONLY


--------------------------------------------------------------------------------

   4       SOURCE OF FUNDS*

                    N/A
--------------------------------------------------------------------------------

   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                              [ ]


--------------------------------------------------------------------------------

   6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------

     NUMBER OF           7     SOLE VOTING POWER

      SHARES                   0
                         -------------------------------------------------------
    BENEFICIALLY
                         8     SHARED VOTING POWER
      OWNED BY
                               2,689,583
       EACH              -------------------------------------------------------

     REPORTING           9     SOLE DISPOSITIVE POWER

      PERSON                   0
                         -------------------------------------------------------
       WITH
                         10    SHARED DISPOSITIVE POWER

                               2,689,583
--------------------------------------------------------------------------------

  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,689,583
--------------------------------------------------------------------------------

  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                        [ ]


--------------------------------------------------------------------------------

  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           7.8%
--------------------------------------------------------------------------------

  14       TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO.     89393410          SCHEDULE 13D             PAGE  7  OF  12  PAGES
--------------------------------------------------------------------------------

   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    First Reserve GP VIII, L.P.
                    I.R.S. No.:  06-1507318
--------------------------------------------------------------------------------

   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------

   3       SEC USE ONLY


--------------------------------------------------------------------------------

   4       SOURCE OF FUNDS*

                    N/A
--------------------------------------------------------------------------------

   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                              [ ]


--------------------------------------------------------------------------------

   6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------

     NUMBER OF           7     SOLE VOTING POWER

      SHARES                   0
                         -------------------------------------------------------
    BENEFICIALLY
                         8     SHARED VOTING POWER
      OWNED BY
                               4,303,413
        EACH             -------------------------------------------------------

     REPORTING           9     SOLE DISPOSITIVE POWER

       PERSON                  0
                         -------------------------------------------------------
        WITH
                         10    SHARED DISPOSITIVE POWER

                               4,303,413
--------------------------------------------------------------------------------

  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,303,413
--------------------------------------------------------------------------------

  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                        [ ]


--------------------------------------------------------------------------------

  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           11.9%
--------------------------------------------------------------------------------

  14       TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 4 to the statement on Schedule 13D (the "Statement"), originally filed on June 4, 1996, is filed by First Reserve Fund VI, Limited Partnership ("Fund VI"), First Reserve Fund VII, Limited Partnership ("Fund VII"), First Reserve GP VII, L.P. ("GP VII"), First Reserve Fund VIII, L.P. ("Fund VIII"), and First Reserve GP VIII, L.P. ("GP VIII," and collectively, the "Funds"), and First Reserve Corporation ("First Reserve," and together with the Funds, the "Reporting Persons") and relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of TransMontaigne, Inc., a Delaware corporation (the "Issuer" or "TransMontaigne"). That Schedule 13D is hereby amended as set forth below.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5(a) is hereby deleted and replaced with the following:

         (a) As of April 5, 2001, the Reporting Persons beneficially owned an aggregate of 11,123,469 shares of Common Stock, which constitutes approximately 28.7% of the 31,748,390 shares of Common Stock outstanding as of January 31, 2001, as reported by the Company.


    REPORTING PARTY                    NUMBER OF SHARES        PERCENTAGE OF
                                      BENEFICIALLY OWNED         CLASS

First Reserve Corporation(1)            11,123,469(2)            28.7%

Fund VI                                  4,130,473               13.0%

Fund VII                                 2,689,583(3)             7.8%

Fund VIII                                4,303,413(4)            11.9%

GP VII(1)                                2,689,583(3)             7.8%

GP VIII(1)                               4,303,413(4)            11.9%


         (1) GP VII and GP VIII are the general partners of Fund VII and Fund VIII, respectively, and may be deemed to beneficially own the shares of Common Stock owned by Fund VII and Fund VIII. First Reserve, as the general partner of GP VII and GP VIII, may be deemed to beneficially own all of the shares of Common Stock owned by the Funds.

         (2) This includes 4,392,867 shares of Common Stock currently issuable upon conversion of Series A Preferred Stock and 2,600,130 shares of Common Stock issuable upon exercise of warrants held by the Reporting Persons.

         (3) This includes 1,689,533 shares of Common Stock currently issuable upon conversion of Series A Preferred Stock and 1,000,050 shares of Common Stock issuable upon exercise of warrants held by Fund VII.

         (4) This includes 2,703,333 shares of Common Stock currently issuable upon conversion of Series A Preferred Stock and 1,600,080 shares of Common Stock issuable upon exercise of warrants held by Fund VIII.

         Item 5(c) is hereby deleted and replaced with the following:

         (c) During the last 60 days, the following transactions were effected through broker transactions:



                                           Number of
Reporting Party         Date               Shares              Price             Transaction
---------------         ----              ----------           -----             -----------
Fund VI                 2/5/2001              10,200           $4.000            Sale

Fund VI                 2/6/2001              43,400           $4.121            Sale

Fund VI                 2/7/2001              16,500           $4.222            Sale

Fund VI                 2/8/2001              26,200           $4.065            Sale

Fund VI                 2/9/2001               1,700           $4.050            Sale

Fund VI                 2/12/2001              5,000           $4.032            Sale

Fund VI                 2/13/2001             11,000           $4.290            Sale

Fund VI                 2/14/2001              1,000           $4.050            Sale

Fund VI                 2/20/2001             96,200           $4.000            Sale

Fund VI                 2/27/2001             16,500           $4.000            Sale


         In addition, the following dividends of Series A Preferred Stock were made with respect to shares of Series A Preferred Stock during the last 60 days:



                                          Number of
                                          Shares (as
                                         converted to
Reporting Party         Date               common)             Price             Transaction
---------------         ----             ------------          -----             -----------

Fund VII                4/5/2001          22,866               N/A               Dividend

Fund VIII               4/5/2001          36,666               N/A               Dividend


         (d) To the best knowledge of the Reporting Persons, no other person has the right to receive, or the power to direct the receipt of dividends from, or the power to direct the receipt of proceeds of the sale of the shares of Common Stock owned by the Reporting Persons.

         (e)      Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         Dated:  April 11, 2001.

                                  FIRST RESERVE CORPORATION



                                  By:      /s/ Thomas R. Denison
                                           ---------------------
                                           Name:  Thomas R. Denison
                                           Title:  Managing Director



                                  FIRST RESERVE FUND VI, LIMITED PARTNERSHIP

                                  By:      First Reserve Corporation,
                                           as General Partner

                                           By:      /s/ Thomas R. Denison
                                                    ---------------------
                                           Name:  Thomas R. Denison
                                           Title:  Managing Director



                                  FIRST RESERVE FUND VII, LIMITED PARTNERSHIP

                                  By:      First Reserve GP VII, L.P.,
                                           as General Partner
                                           By:      First Reserve Corporation,
                                                      as General Partner



                                           By:      /s/ Thomas R. Denison
                                                    --------------------------
                                                    Name:  Thomas R. Denison
                                                    Title:  Managing Director

                                  FIRST RESERVE FUND VIII, L.P.

                                  By:      First Reserve GP VIII, L.P.,
                                            as General Partner
                                           By:      First Reserve Corporation,
                                                      as General Partner



                                           By:      /s/ Thomas R. Denison
                                                    --------------------------
                                                    Title:  Managing Director

                                  FIRST RESERVE GP VII, L.P.

                                  By:      First Reserve Corporation,
                                             as General Partner



                                           By:      /s/ Thomas R. Denison
                                                    --------------------------
                                                    Name:  Thomas R. Denison
                                                    Title:  Managing Director

                                  FIRST RESERVE GP VIII, L.P.

                                  By:      First Reserve Corporation,
                                             as General Partner



                                           By:      /s/ Thomas R. Denison
                                                    --------------------------
                                                    Name:  Thomas R. Denison
                                                    Title:  Managing Director